Exhibit 2.2

Biologic Products Commercialization Agreement

THIS BIOLOGIC PRODUCTS COMMERIALIZATION AGREEMENT (the “Agreement”) is made and entered into as of this 17th day of August, 2004 by and between BioVest International, Inc., a Delaware corporation with its principal place of business located at 8500 Evergreen Blvd. NW, Minneapolis, MN 55433 (“BioVest”) and Accentia, Inc., a Florida corporation with its principal place of business located at 5310 Cypress Center Drive #101, Tampa FL 33609. For good and valuable consideration in hand received including, but not limited to, the mutual promises and covenants, the parties mutually agree as follows:

Preliminary Understandings

1. Basis of Agreement: The parties acknowledge that Accentia has expertise in various aspects of developing, commercializing and distributing biologic products. In addition, Accentia’s subsidiaries, both directly and through subcontractor and vendor relationships, provide an array of product development, commercialization, development and distribution activities, including, but not limited to sales, marketing, specialty pharmacy distribution support, pharmaco-economic services, regulatory services and other development and commercialization services.

2. BioVest Requirements: The parties acknowledge that BioVest requires and would benefit from expertise and capability in the commercialization of its Biologic Products. To meet this need, BioVest desires to utilize the Biologic Product commercialization and distribution services of Accentia.

3. Commercially Reasonable Terms: The parties agree that the terms of this agreement including, but not limited to the compensation set forth on Schedule A, are fair and commercially reasonable.

4. Waiver of Potential Conflicts of Interest: BioVest and Accentia hereby acknowledge that Accentia owns approximately 81% of the outstanding capital stock of BioVest, and certain directors and officers have positions with both entities. In light of the potential conflicts of interest resulting from the interrelationship of the parties, each entity has agree to submit this Agreement and the potential conflicts of interest to its respective Audit Committee for review and recommendation and to require any director with any employment, officer or directorship relationship in the other party to this Agreement to abstain from voting on any director’s resolution relating to this Agreement. BioVest, with the recommendation of its Audit Committee and the approval of its Board of Directors, with all directors with any interest in Accentia abstaining, hereby accepts and waives the potential conflicts of interest associated with this Biologic Products Commercialization Agreement. Accentia, with the recommendation of its Audit Committee and the approval of its Board of Directors, with all directors with any interest in Biovest abstaining, hereby accepts and waives all potential conflicts of interest associated with this Biologic Products Commercialization Agreement. With the representations and mutual assurances that all reasonable and necessary steps to ensure that all potential conflicts of interest have been fully disclosed, addressed, and fairly and completely resolved or waived by BioVest and Accentia, the parties wish to enter into this Biologic Products Commercialization Agreement.

Services Provided

1. Exclusive Therapeutic Biologics Commercialization: BioVest hereby grants Accentia the right pursuant to the terms of this Agreement to be the exclusive commercialization partner (“Exclusive Biologics Commercialization Partner”) and to provide all related distribution services both within the United States and worldwide for all BioVest Biologic Therapeutic Products. As used herein Biovest Biologic Products shall mean all biopharmaceutical products including but not limited to monoclonal antibodies, peptides, infectious disease and cancer vaccines, autologous cancer vaccines such as for non-Hodgkins lymphoma and renal cell carcinoma, cell-based therapies, stem cells, cytokines, and viruses produced by mammalian cell culture techniques which are currently owned, licensed or being developed by BioVest or its subsidiaries or which may be subsequently acquired or developed by BioVest during the Term of this Agreement. As used herein commercialization of Biovest Biologic Products, shall mean the development, regulatory approval, sale, marketing and delivery of Biovest Biologic Products, including but not limited to, to the patient, end consumer, health care professional, pharmacy or otherwise following any required governmental approval. It is recognized that Biovest and Accentia will coordinate to identify distribution and commercialization services to be performed by Accentia during product development and the governmental approval processes and to identify channels and manner of distribution.

2. Accentia Election: BioVest shall notify Accentia in writing of each BioVest Biologic Therapeutic Product available for commercialization. Accentia may in its discretion upon written notice to BioVest elect not to provide services hereunder for any identified BioVest Biologic Product with out adversely affecting Accentia’s ongoing right to serve as the Exclusive Biologic Distributor for all other BioVest Biologic Products pursuant to this Agreement. Unless Accentia elects not to provide commercialization or distribution services for an identified BioVest Biologic Product hereunder, BioVest may not negotiate with, or grant to any other entity any rights to distribution and BioVest Biologic Product covered by this Agreement without Accentia’s prior written consent.

3. Designated Service Providers: Accentia may perform any service or activity required hereunder either directly or through any subsidiary, subcontractors, agent, joint venture partner or other arrangements, including exclusive or nonexclusive sales, marketing or distribution arrangements, with affiliated or nonaffiliated third parties (“Designated Service Provider”). Accentia has broad discretion in selecting and appointing Designated Service Provider(s) without the requirement of consent of Biovest.

In the event Accentia elects to appoint a licensee, joint venture partner or enter other such arrangements regarding the distribution of Biovest Biologic Products hereunder, all consideration, including but not limited to upfront and ongoing consideration, received by either Accentia or Biovest shall be deemed Revenue from distribution of Biovest Biologic Products hereunder. In the event Accentia appoints a Designated Service Provider in which Accentia or an Accentia subsidiary owns 51% or more, the Designated Service Provider shall not charge more than actual cost plus a reasonable overhead reimbursement allowance for its services.

Compensation

1. Compensation: For providing services hereunder, BioVest shall timely pay to Accentia the compensation as provided in Schedule “A” attached hereto (“Accentia Compensation”). The parties mutually agree that the Accentia Compensation provided is commercially reasonable in light of prevailing rates for similar services within the biopharmaceutical industry.

Representations and Warranties

1. Accentia represents and warrants to BioVest:

(a) Accentia is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by Accentia of this Agreement have been duly authorized by all necessary action of Accentia, and this Agreement constitutes the legal, valid and binding obligation of Accentia.

(c) No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other Person, is required for the due execution, delivery or performance by Accentia of this Agreement.

(d) Accentia shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the BioVest Biologic Products.

(e) Commercialization and distribution of Biologic products hereunder is subject to and conditioned upon the following: (i) terms and provisions of this Agreement and (ii) applicable rules, regulations and requirements, including but not limited to the rules, regulations and requirements of the FDA, regarding the distribution, handling, manufacture, sale or use or otherwise applicable to the Biologic Products.

2. BioVest represents and warrants to Accentia:

(a) BioVest is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by BioVest of this Agreement have been duly authorized by all necessary action and this Agreement constitutes the legal, valid and binding obligation of BioVest.

(c) BioVest shall have all rights to every BioVest Biologic Product made available to Accentia for distribution. Distribution of BioVest Biologic Products by Accentia shall not breach or violate the rights of any third party including any contract right, patent or other product right of any third party.

(d) Commercialization and distribution of Biologic products hereunder is subject to and conditioned upon the following: (i) terms and provisions of this Agreement and (ii) applicable rules, regulations and requirements, including but not limited to the rules, regulations and requirements of the FDA, regarding the distribution, handling, manufacture, sale or use or otherwise applicable to the Biologic Products.

Covenants

1. Covenants of Biovest:

(a) BioVest shall appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or Acentia’s rights to distribute the BioVest Biologic Products and shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the BioVest Biologic Products.

(b) BioVest shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the BioVest Biologic Products.

(c) Before requesting Accentia to perform any services hereunder, BioVest shall carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance with respect to the BioVest Biologic Products in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses. Insurance on the BioVest Biologic Products shall name Accentia and any Designated Service Provider as additional insured and as loss payee. Upon the request of Accentia, BioVest shall furnish from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies.

2. Covenants of Accentia:

(a) Accentia shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the BioVest Biologic Products.

(b) Accentia shall cooperate and consult with BioVest in the development and implementation of plans for the commercialization and distribution of BioVest Biologic Products.

(c) Accentia makes no representation or warranty regarding the outcome of the commercialization services which may be provided by Accentia hereunder other than to conduct itself in a reasonable commercial manner in providing services hereunder.

Term

1. Term: This Agreement shall continue until terminated by mutual written agreement of the parties.

Notices

1. Notices: All notices or other communications hereunder shall be in writing (including by facsimile transmission or by email) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses, facsimile numbers or email addresses set forth below their names on the signature pages hereof, or at or to such other address, facsimile number or email address as shall be designated by any party in a written notice to the other parties hereto. All such notices and other communications shall be deemed to be delivered when a record (within the meaning of the UCC) has been (i) delivered by hand; (ii) sent by mail upon the earlier of the date of receipt or five business days after deposit in the mail, first class (or air mail as to communications sent to or from the United States); (iii) sent by facsimile transmission; or (iv) sent by email.

No Waiver; Cumulative Remedies

1. No Waiver: No failure on the part of either party hereto to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available.

Binding Effect

1. Binding: This Agreement shall be binding upon, inure to the benefit of and be enforceable by Accentia and BioVest and their respective successors and assigns and shall bind any Person who becomes bound as a debtor to this Agreement. No party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the other parties hereto. Any such purported assignment, transfer, hypothecation or other conveyance without the prior express written consent of the other parties shall be void.

Governing Law

1. Governing Law: This Agreement shall be governed by, and construed in accordance with, the law of the State of Florida, except as required by mandatory provisions of law.

Entire Agreement

1. Entire Agreement: This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall not be amended except by the written agreement of the parties.

Severability

1. Severability: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

Counterparts

1. Counterparts: This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

ACCENTIA, INC.

By:
Print Name:
Title

BIOVEST INTERNATIONAL, INC.

By:
Print Name:
Title:

SCHEDULE “A”

ACCENTIA COMPENSATION

Accentia shall be paid Compensation equal to forty nine percent (49%) of the Net Profit from each Biovest Biologic Product calculated separately. Net Profit for purposes of determining Accentia Compensation shall take into account all revenue from Biovest Biologic Products whether collected by Accentia or Biovest and shall be reduced by all out of pocket product and distribution costs whether incurred by Accentia or Biovest . Accentia Compensation shall be calculated and paid on a monthly basis.

Revenue includes all receipts from the sale, license, sub-license, joint venture or other receipts from each Biovest Biologic Product. Net Profit shall be calculated by deducting from Revenue all out of pocket costs and expenses incurred by Accentia and/or Biovest in providing their respective services including, but not limited to, the costs of products and materials, marketing, packaging and shipping, and payments to Designated Service Providers. All costs (including but not limited to, direct and indirect costs, expenses and reasonable allocation of internal administrative and infrastructure costs, related to all phases of sales and marketing, marketing materials, market development, pre-market services, business development, governmental regulation, compliance and approval, Phase IV post-launch, manufacturing and production including biopsy collection and storage, billing collection and reimbursement, and all aspects of product acquisition, research, distribution and commercialization) incurred by Accentia in providing commercialization services (“Costs”) shall be reimbursed to Accentia on a monthly basis.

Notwithstanding the forgoing, for so long as Accentia owns fifty-one per cent (51%) or more of the outstanding capital stock of Biovest, Accentia shall be paid no compensation hereunder; provided, however, Costs incurred by Accentia in providing commercialization services shall be reimbursed to Accentia on a monthly basis. From the date Accentia owns less than fifty-one per cent (51%) of the outstanding capital stock of Biovest, the full compensation provided in this Schedule A above shall commence and be paid to Accentia and continue until such time as Accentia shall regain ownership of over 51% of the outstanding capital stock of BioVest, should that occur.